FEDERAL TRUST CORPORATION

ANNOUNCES RECEIPT OF NOTICE TO DELIST COMMON STOCK FROM
NEW YORK STOCK EXCHANGE

Sanford, Florida (PR Newswire) November 3, 2008 — Federal Trust Corporation today announced that on October 29, 2008, the Company received notice from the staff of the NYSE Alternext US (the “Exchange”) indicating the Exchange’s intent to delist the Company’s common stock from the Exchange.

The letter from the Exchange indicated that the Company no longer complies with the Exchange’s continued listing standards. Specifically, the staff of the Exchange determined that the Company is in violation of Section 1003(a)(iv) of the NYSE Alternext US LLC Company Guide (the “Company Guide”). The letter noted the issues raised by the Cease and Desist Order that has previously been issued to the Company by the Office of Thrift Supervision, as well as the Company’s inability to raise capital by the September 30, 2008 deadline previously established by the Office of Thrift Supervision. The Exchange has also determined that the Company has become subject to Section 1002(b) of the Company Guide, which states that the Exchange will consider removal from listing of a security when, in the opinion of the Exchange, “it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make further dealings on the Exchange inadvisable.”

The Company does not intend to appeal the Exchange’s intention to delist the Company’s common stock from the Exchange. The Company will seek to have one or more market makers quote the Company’s common stock for trading through the OTC Bulletin Board or the “Pink Sheets.”

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a federally-chartered savings bank whose deposits are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law. Federal Trust Bank operates 11 full-service offices in Seminole, Orange, Volusia, Lake and Flagler Counties, Florida. The Company’s Executive and Administrative Offices are located in Sanford, in Seminole County, Florida.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Federal Trust Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Federal Trust Corporation’s financial performance and could cause actual results for fiscal 2008 and beyond to differ materially from those expressed or implied in such forward-looking statements. Federal Trust Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

For further information regarding Federal Trust Corporation, please read the reports Federal Trust Corporation files with the SEC that are available at www.sec.gov. Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust’s website at http://www.federaltrust.com.

Contact:	Dennis T. Ward
President and Chief Executive Officer
(407) 323-1833